Exhibit 24

                         Annual Reports on Form 10-K of
                   Financial Security Assurance Holdings Ltd.

                                POWER-OF-ATTORNEY


The undersigned, as a Director of Financial Security Assurance Holdings Ltd., a New York corporation (the "Company"), does hereby constitute and appoint each of Robert P. Cochran, Roger K. Taylor and Bruce E. Stern to be his agent and attorney-in-fact, with the power to act fully hereunder and with full power of substitution to act in the name and on behalf of the undersigned, (i) to sign in the name and on behalf of the undersigned, as Director of the Company, and file with the Securities and Exchange Commission, an Annual Report on Form 10-K for each fiscal year for which the Company is required to file such an Annual Report, and any amendments or supplements thereto, and (ii) to execute and deliver any instruments, certificates or other documents which he shall deem necessary or proper in connection with the filing of each such Annual Report on Form 10-K, and any such amendment or supplement thereto, and generally to act for and in the name of the undersigned with respect to each such filing as fully as could the undersigned if then personally present and acting. The foregoing Power-of-Attorney shall be in full force and effect for so long as the undersigned shall be a Director of the Company, unless and until revoked by written instrument delivered to the General Counsel of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Power-of-Attorney on the date set forth below.


Dated: February 26, 1998                       /s/ Richard A. Post
                                            -------------------------
                                                   Richard A. Post